Exhibit 5.1

September 23, 2015

St. Jude Medical, Inc.

One St. Jude Medical Drive

St. Paul, Minnesota 55117

Re:             St. Jude Medical, Inc.

$500,000,000 2.000% Senior Notes due 2018

$500,000,000 2.800% Senior Notes due 2020

$500,000,000 3.875% Senior Notes due 2025

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of St. Jude Medical, Inc., a Minnesota corporation (the “Company”), and have represented the Company in connection with the public offering of $500,000,000 principal amount of the Company’s 2.000% Senior Notes due 2018 (the “2018 Notes”), $500,000,000 principal amount of the Company’s 2.800% Senior Notes due 2020 (the “2020 Notes”) and $500,000,000 principal amount of the Company’s 3.875% Senior Notes due 2025 (the “2025 Notes” and, together with the 2018 Notes and the 2020 Notes, the “Securities”) issuable under the Indenture, dated as of July 28, 2009 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture dated as of September 23, 2015 (the “Fifth Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee. On September 14, 2015 the Company entered into an Underwriting Agreement (the “Underwriting Agreement”), with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions set forth herein, I have examined and relied on the following:

(i)                                  the registration statement on Form S-3 (File No. 333-187405) of the Company relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on March 21, 2013 under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(ii)                              executed copies of the global certificates evidencing the Securities;

(iii)                          an executed copy of the Base Indenture;

(iv)                          an executed copy of the Fifth Supplemental Indenture;

(v)                              an executed copy of the Underwriting Agreement;

(vi)                          the Articles of Incorporation of the Company, as amended to date;

(vii)                      the By-Laws of the Company, as amended and restated to date and as currently in effect; and

(viii)                  a copy of certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Securities and related matters.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

In making my examination of documents executed or to be executed, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivered by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinions expressed herein are limited to the laws of the State of Minnesota and I do not express any opinion herein concerning any other law. The Indenture provides that it is governed by the laws of the State of New York. To the extent that the opinion expressed herein relates to matters governed by the laws of the State of New York, I have relied, with their permission, as to all matters of New York law, on the opinion of Gibson, Dunn & Crutcher LLP dated the date hereof, which is filed herewith as Exhibit 5.2 to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference into the Registration Statement, and my opinion is subject to the exceptions, qualifications and assumptions contained in such opinion.

Based on and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.                                    The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Minnesota.

2.                                    Each of the Base Indenture, the Supplemental Indenture and the Underwriting Agreement has been duly authorized, executed and delivered by the Company.

3.                                    The Securities have been duly authorized by the Company, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Securities will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

The opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference into the Registration Statement. I hereby consent to the use of my name under the heading “Legal Matters” in the prospectus supplement dated September 14, 2015 and filed with the Commission on September 16, 2015. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Jason A. Zellers